Exhibit 10.12

DIRECTOR COMPENSATION

The following compensation arrangements have been established for the Board of Directors of the Company: All outside directors will receive an annual retainer of $40,000. The chairpersons of Strategic Markets, the Audit Committee, the Compensation Committee, the Risk Oversight Committee, and the Nominating/Governance Committee will for these services receive retainers of $70,000, of $20,000, of $20,000, of $15,000, and of $12,500 respectively. Additionally, the individual filling the lead director role will receive a retainer of $50,000. Outside directors also receive a meeting fee of $1,500 for each Committee meeting attended. Outside directors also receive an annual grant of $70,000 of stock. No separate compensation is paid to directors who are also employees of the Company.